The Principal Financial Group  Princor Financial     Registered Representative's
Des Moines, IA 50392-0200      Services Corporation  Agreement



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     This  agreement  by and  between  Princor  Financial  Services  Corporation
(herein  referred  to  as  "Princor"  and   ___________________________________,
registered   representative  (herein  referred  to  as  "RR",  of  the  City  of
___________________________,  State  of  ___________________,  for  the  sale of registered products is effective on the ______ day of __________________, 19____ and is subject to the following terms and conditions.

Definitions
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a.   Throughout this Agreement, the terms "we", "us" and "our" mean Princor. The terms "you" and "your" mean the RR executing this agreement.

b. Commissions mean payments made pursuant to the commission schedules for registered products which are in effect at the time of sale. Those commission schedules are incorporated into this agreement by reference.

c. Application means application or order for the purchase of registered products.

d. Registered products means investment company shares underwritten by us, investment company shares and units sold through us, limited partnership interest, variable life insurance policies, variable annuity contracts, and such other security products that we are or become qualified to sell.

e. "Advertising", "sales literature" and "sales material" shall have the meanings given by the applicable securities laws.

Relationship
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a.   To the extent permitted by applicable  securities  laws, your  relationship with us is that of an independent contractor. Nothing contained herein or elsewhere shall be construed to create an employer/employee relationship.

b. Subject to any applicable regulatory and licensing requirements, you are responsible for developing your own sales prospects and determining when and where you will solicit business.

c. You are not required to spend a certain portion of your time as RR. However, you will be expected to solicit new applications if appropriate and to service accounts.

d. We reserve the right to reject any applications, orders or payments remitted by you and to refund to investors payments made by them.


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Duties and Responsibilities
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You are agreeing to:
a.   Solicit sales of products on our behalf .

b.   Provide service to our clients.

c. Adhere strictly to the rules of the National Association of Securities Dealers, Inc. (NASD), the acts and regulations of the Securities and Exchange Commission (SEC), and all statutes and regulations of the states and of the United States.

d. Follow our Field Representative OSJ Procedures (MM 66) and all other rules, policies and directives concerning sales practices and conduct established by us. Said procedures are incorporated herein by reference.

e. Obtain NASD registration and state licenses appropriate for your activities as RR.

f. Acquire licenses, bonds and professional liability insurance coverage as required by us or by the law. Provide us with evidence of such and of any changes thereto.

g. Limit solicitations of applications to the state(s) in which you are licensed. Solicitations shall be made only after receiving written authorization from us.

h. Upon notification from us, pay promptly all registration and state license renewal fees and such other costs as may be directed by us.

i.   Immediately upon receipt, forward all applications and all payments.

j. Upon our demand or termination of this agreement, return all monies, prospectuses, application forms, manuals, and other materials or supplies furnished to you by us, or by anyone on our behalf.

Limitations
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You may not:
a.   Incur any liability or debt against us.

b.   Make contracts, promise reinstatement of contracts, or attempt to bind us.

c. Allow more time for payment of any amount by a client, applicant, shareholder or other third party.

d. Extend credit to any person or entity in connection with a securities account.

e. Accept payments or deposits from any client, applicant, shareholder or third party except as expressly authorized by us.

f.   Initiate legal proceedings in our name.

g. Make any representations concerning applications or products except as contained in the current prospectus and supplementary sales materials or sales literature approved by us.

h. Solicit in any manner in any state for which we have not given you written, pre-approval to sell.

i. Solicit or sell any security, exempt or otherwise, that we have not given you written, pre-approval to sell.

j. Send applications, or otherwise place orders, directly to a sponsor or issuer other than Princor.

k. Call yourself a "financial planner", imply that you provide financial planning services or charge fees for financial planning services unless you first register as an investment advisor. We must review applications for registration. You must comply with applicable federal and state regulations.

Commissions
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a.   We will pay you commissions on commissionable transactions which have been approved and accepted by us.

b. The commission rate will be determined by the commission schedules in effect at the time of the sale.

c.   Commission schedules may be changed at any time by us.

d. We may reduce the amount we pay you by an amount you owe us or our affiliate(s).

Prior Contract
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This  agreement  supersedes  all other  contracts or agreements  between you and
Princor. Your right to receive commissions pursuant to prior contracts is not affected by this agreement.

Assignment
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a.   This agreement is not assignable.

b. Other than as provided in Commissions (d) above, no commission payable under this agreement may be transferred, assigned or made payable to other than you without our prior written approval.

Disciplinary Action and Termination
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a.   This  agreement  may be  terminated  by either party at any time upon three days written notice sent to the last known address of the other party.

b. We may censure or fine you, or terminate your contract without giving prior notice if we determine that you have committed any fraudulent, dishonest or illegal acts, violated any provision of this agreement, failed or refused to comply with the rules, regulations and statutes of the federal or state government, SEC, or NASD, or failed or refused to comply with our supervisory procedures or other instructions.

c. If your NASD registration is terminated for any reason, this agreement will terminate concurrently.



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Princor Financial Services Corp.             Registered Representative Signature